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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               ___________________


                                   FORM 8 - K


             Current Report Pursuant to Section 13 or 15 (d) of the
                         Securities Exchange Act of 1934


Date of Report (Date of earliest event reported)           December 5, 2003

                         Commission File Number: 1-14222

                         SUBURBAN PROPANE PARTNERS, L.P.
                        ________________________________
             (Exact name of registrant as specified in its charter)


          Delaware                                      22-3410353

(State or other jurisdiction                         (I.R.S. Employer
      of incorporation)                            Identification No.)

                                240 Route 10 West
                              Whippany, N.J. 07981
                                 (973) 887-5300
                               __________________
               (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)






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ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS

     On November 10, 2003, Suburban Propane Partners, L.P. (the "Partnership"), through its operating partnership, Suburban Propane, L.P. (the "Operating Partnership"), entered into an asset purchase agreement (the "Purchase Agreement") to acquire substantially all of the assets and operations of Agway Energy Products, LLC, Agway Energy Services PA, Inc. and Agway Energy Services, Inc. (collectively "Agway Energy"), all of which entities are wholly-owned subsidiaries of Agway, Inc., for $206.0 million in cash, subject to certain purchase price adjustments (the "Acquisition"). Agway, Inc. is presently a debtor-in-possession under Chapter 11 of the Bankruptcy Code pending before the United States Bankruptcy Court for the Northern District of New York (the "Bankruptcy Court"). Agway Energy is not a Chapter 11 debtor.

     The Purchase Agreement was filed with the Bankruptcy Court and on November 24, 2003, the Bankruptcy Court approved Agway, Inc.'s motion to establish bid procedures for the sale of substantially all of the assets and business operations of Agway Energy. Under the Bankruptcy Court order, the Operating Partnership was officially designated the "stalking horse," or lead bidder, in a process in which additional bids for the Agway Energy assets and business operations are being solicited for a specified period of time. An auction is currently scheduled for December 18, 2003. If we are the successful bidder at the auction, the closing of the Acquisition is expected to occur shortly following the conclusion of the auction process and upon receipt of necessary regulatory approvals. There can be no assurance that the Operating Partnership will ultimately be the successful bidder at the auction process or will be able to consummate the Acquisition .

     Agway Energy, based in Syracuse, New York, is a leading regional marketer of propane, fuel oil, gasoline and diesel fuel primarily in New York, Pennsylvania, New Jersey and Vermont. Based on LP/Gas Magazine dated February 2003, Agway Energy is the eighth largest retail propane marketer in the United States, operating through approximately 139 distribution and sales centers. Agway Energy is also one of the leading marketers and distributors of fuel oil in the northeast region of the United States. To complement its core marketing and delivery business, Agway Energy installs and services a wide variety of home comfort equipment, particularly in the area of HVAC. Additionally, to a lesser extent, Agway Energy markets natural gas and electricity in New York and Pennsylvania. For its fiscal year ended June 30, 2003, Agway Energy served more than 400,000 active customers across all of its lines of business and sold approximately 106.3 million gallons of propane and approximately 356.8 million gallons of refined fuels, including fuel oil, gasoline and diesel fuel to residential, commercial and agricultural customers.

     At present, the Partnership plans to fund the $206.0 million purchase price and related Acquisition costs and expenses with capital markets financings. In the interim, the Partnership has obtained a commitment from established investment banking institutions to provide a $210.0 million 364-day facility to fund all or a portion of the purchase price.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

(a)  Financial statements of businesses acquired.

     The combined financial statements of Agway Energy Group (Agway Energy Products, LLC, Agway Energy Services, Inc. and Agway Energy Services PA, Inc.) as of June 30, 2003 and 2002 and for the years ended June 30, 2003, 2002 and 2001, together with the report of PricewaterhouseCoopers LLP (Syracuse, New York) with respect thereto, are included as Exhibit 99.1 to this Current Report.

(b)  Pro forma financial information.

     The unaudited pro forma condensed combined financial statements of Suburban Propane Partners, L.P. and Agway Energy as of and for the year ended September 27, 2003 and related notes are included as Exhibit 99.2 to this Current Report.

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(c)  Exhibits.

     10.28 Asset Purchase Agreement by and Among Agway Energy Products, LLC, Agway Energy Services, Inc., Agway Energy Services PA, Inc., Agway, Inc. and Suburban Propane, L.P., dated as of November 10, 2003.

     23.1  Consent of PricewaterhouseCoopers LLP.

     99.1 The combined financial statements of Agway Energy Group (Agway Energy Products, LLC, Agway Energy Services, Inc. and Agway Energy Services PA, Inc.) as of June 30, 2003 and 2002 and for the years ended June 30, 2003, 2002 and 2001, together with the report of PricewaterhouseCoopers LLP (Syracuse, New York) with respect thereto.

     99.2 The unaudited pro forma condensed combined financial statements of Suburban Propane Partners, L.P. and Agway Energy as of and for the year ended September 27, 2003 and related notes.




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                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                  SUBURBAN PROPANE PARTNERS, L.P.


December 5, 2003                  By: /s/  Janice G. Meola
                                      ----------------------------------------
                                      Name:   Janice G. Meola
                                      Title:  Vice President, General Counsel
                                              and Secretary





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